AGREEMENT
RELEASE AND WAIVER

This Agreement, Release and Waiver (“Agreement”) is entered into by and between William S. Harrison (“you”) and Municipal Mortgage & Equity, LLC (the “Company” or “we”).

1. In consideration of your separation from employment with the Company effective January 1, 2006 (“Exit Date”) and your provision of certain waivers included later in this Agreement, the Company agrees to provide you with a lump sum cash payment of Four Hundred Eighty-Five Thousand Dollars ($485,000), which will be made within ten (10) days of our receipt of this signed Agreement. We will make this payment to you only on the condition that you have signed this Agreement, have not exercised your right to revoke this Agreement and have fulfilled the other obligations of this Agreement.

You will receive consideration for a 2005 annual bonus, to be paid with the regular bonus cycle, which has an anticipated payout in March 2006.

2. Your medical, dental and vision coverage will continue until January 31, 2006. You will then be eligible for coverage, at your expense, at the applicable COBRA cost. If you elect COBRA, the Company will pay your premiums for the first three (3) months. You will receive a COBRA election form in the mail within the next 2-3 weeks.

3. The consideration described above is over and above any benefit to which you are entitled under the Company’s benefit plans and policies upon termination of your employment, including, without limitation, all Paid Time Off time accrued, but not used, in accordance with the Company Employee Handbook.

4. Your life insurance will terminate January 1, 2006. You may convert this coverage to an individual policy, in an amount equal to or less than the coverage level you currently have, through our carrier, Guardian. Short-term and long-term disability coverage will also terminate on January 1, 2006 per the plan policy. There are no conversions for these coverages.

5. Your 401 (k) contributions to the plan and the subsequent Company match (if applicable) will end on your Exit Date. A letter including information regarding vesting and how to request a distribution will be mailed to you. You will also have the option to maintain funds in the plan provided that your plan balance is at least $5,000.

6. You will be eligible for unemployment compensation in accordance with applicable state laws.

7. In exchange for the Company’s agreement to provide the consideration described in paragraphs 1 and 2, you knowingly and voluntarily agree to RELEASE and DISCHARGE the Company, its affiliates and any of the Company’s officers, directors or employees (“Affiliates”) from any and all past or present debts, obligations, claims, causes of action or judgments (including attorneys’ fees), including, without limitation, those which might arise out of allegations for breach of contract, or any tort, legal actions under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866 and 1871, the Americans with Disabilities Act, the Age Discrimination in Employment Act as amended by various congressional enactments including the Older Workers Benefit Protection Act, the Equal Pay Act, the Rehabilitation Act, Executive Order 11246, or any other Federal, State, local or common law concerning age, gender, race, religion, national origin, disability or any other alleged discrimination, any other law or regulation or any other theory of recovery. If any such actions are pending, you agree to withdraw them without prejudice before receipt of the consideration described in paragraph 1. You also agree, to the full extent permitted by law, to waive any and all causes of action and not file any claims or lawsuits of any kind against the Company or its Affiliates. ADDITIONALLY, YOU SPECIFICALLY, KNOWINGLY AND VOLUNTARILY WAIVE ANY AND ALL RIGHTS OR CLAIMS YOU MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.

8. You agree that neither you, nor any non-governmental person, organization or other entity acting on your behalf, has in the past or will in the future file any lawsuit asserting any claim that is waived under paragraph 7. If you break this promise and file a lawsuit making any claim waived in this Agreement, you will pay for all costs, including reasonable attorneys’ fees, incurred by the Company in defending against your claim. Furthermore, you give up your right to individual damages in connection with any administrative or court proceeding with respect to your employment with and/or termination of employment from the Company and if you are awarded money damages, you hereby assign to the Company your right and interest to such money damages. Notwithstanding the foregoing, this paragraph does not limit your right to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. 626 section (f) with respect to claims under the Age Discrimination in Employment Act.

9. You agree that the consideration described in paragraph 1 is confidential and you will not disclose it to anyone except your spouse, attorney or financial advisor. Should you wish to consult with anyone other than your spouse, attorney or financial advisor about the terms of this Agreement, you must obtain our prior written consent, which we will not withhold unreasonably.

10. As an employee of the Company, you had access to confidential and proprietary information relating to the Company’s customers, operations and financial methods and processes that is not generally known to the public and which the Company considers a valuable, special and unique asset. You agree to maintain that information in confidence and not disclose it to any person. When you leave the Company premises, you will leave or return to the Company all Company records, keys, codes, equipment and files, including all electronic media.

11. You agree not to solicit any employee of MMA to change employment.

12. If you become employed by or undertake to work in any capacity for Charter Mac or its affiliates, you agree not to solicit for business any client, customer, or investor of MMA which closed a transaction with MMA during the thirty-six months preceding the Exit Date.

13. You agree to refrain from making any derogatory, unflattering and/or disparaging oral or written statements to the public, or to any third party about the Company or its business practices.

14. You understand and agree that the consideration described in paragraphs 1 and 2 is expressly contingent on strict compliance with the terms and conditions of this Agreement, and that if you fail to comply with any of the terms of this Agreement, the Company is entitled to the return of any payment made to you or on your behalf. In addition, we reserve the right to institute and prosecute proceedings in any court to obtain damages or seek any other remedy for breach of this Agreement.

15. You acknowledge that you have twenty-one (21) days to consider this Agreement and if you do not return a signed copy of this Agreement to Penny Hosey, Vice President, at the address noted below on or before January 23, 2006, this Agreement is null and void and unenforceable, and you will not be entitled to the consideration described in paragraphs 1 and 2.

16. You also acknowledge that you have been specifically informed by us that for a period of seven (7) calendar days following your signing of this document that you have an absolute right to revoke this Agreement by notifying Penny Hosey, Vice President, at the address noted below in writing on or before the expiration of the 7-day period. This Agreement is not effective or enforceable until this 7-day revocation period has expired.

17. This Agreement takes precedence over any other agreements or understandings that you had with the Company in the past and neither you nor the Company can change this Agreement other than through a written document signed by both of us.

18. This Agreement is governed by the laws of Maryland.

19. You agree that if any provision of this Agreement Release and Waiver is determined by a court to be illegal, invalid or unenforceable, that provision shall not be a part of this Agreement. The legality, validity and enforceability of the remaining provisions shall not be affected by a determination that a provision of this Agreement is illegal, invalid or unenforceable.

20. The Company advises you to consult with an attorney before executing this Agreement. You also acknowledge that you have read and understand this Agreement and you have signed it freely and voluntarily.

IN WITNESS WHEREOF, WILLIAM S. HARRISON does hereby execute this Agreement on January 4, 2006.

/s/ William S. Harrison (SEAL)
William S. Harrison

Municipal Mortgage & Equity, LLC

By: /s/ David Whitmore
Name: David Whitmore
Title: Senior Vice President

RETURN TO: Penny Hosey

MuniMae

621 East Pratt Street

Suite 300

Baltimore, Maryland 21202